Filed Pursuant to Rule 433
Registration Statement No. 333-281174
Issuer Free Writing Prospectus dated May 6, 2025
Relating to Preliminary Prospectus Supplement dated May 6, 2025

EATON CAPITAL UNLIMITED COMPANY

Pricing Term Sheet

$500,000,000 4.450% Notes due 2030

This pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement, dated May 6, 2025, relating to the offering of $500,000,000 4.450% Notes due 2030 by Eaton Capital Unlimited Company (the “Preliminary Prospectus Supplement”).  The information in this pricing term sheet supplements the Preliminary Prospectus Supplement and updates and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement.  Terms used and not defined herein have the meanings assigned in the Preliminary Prospectus Supplement.

Issuer:	Eaton Capital Unlimited Company
Guarantors:	As described in the Preliminary Prospectus Supplement
Maturity:	May 9, 2030
Principal Amount:	$500,000,000
Interest Rate:	4.450% per annum
Benchmark Treasury:	3.875% due April 30, 2030
Benchmark Treasury Price and Yield:	99-28+;3.899%
Spread to Benchmark Treasury:	65 bps
Yield to Maturity:	4.549%
Price to Public:	99.562% of the principal amount
Interest Payment Dates:	Semi-annually on May 9 and November 9, beginning November 9, 2025

Optional Redemption:	Treasury Rate plus 10 bps at any time prior to April 9, 2030 (one month prior to maturity); par call at any time on or after April 9, 2030
Issue Expected Ratings (Moody’s / S&P)*:	A3 / A-
CUSIP/ISIN:	27806HAA9 / US27806HAA95
Change of Control Triggering Event:	Issuer required to make an offer to repurchase at 101% if a Change of Control Triggering event occurs
Trade Date:	May 6, 2025
Settlement Date:	May 9, 2025 (T+3)
Joint Book- Running Managers:	Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC
Co-Managers:
BofA Securities, Inc.
Citigroup Global Markets Inc.
BNP Paribas Securities Corp.
Barclays Capital Inc.
Morgan Stanley & Co. LLC
HSBC Securities (USA) Inc.
Wells Fargo Securities, LLC
Truist Securities, Inc.
PNC Capital Markets LLC
TD Securities (USA) LLC
KeyBanc Capital Markets Inc.
BNY Mellon Capital Markets, LLC
Loop Capital Markets LLC
Academy Securities, Inc.

Concurrent Offering:
Prior to this offering, we launched an offering (the “Euro Notes Offering”) of euro denominated senior notes (the “Euro Notes”), the proceeds of which we intend to use for general corporate purposes, which may include, among other things, the repayment of outstanding debt, including commercial paper. There can be no assurance that the Euro Notes Offering will be completed, and the settlement of this offering is not conditioned upon settlement of the Euro Notes Offering or vice versa.  The Euro Notes Offering is only being made pursuant to a separate prospectus supplement.  Nothing in this prospectus supplement shall constitute an offer to purchase Euro Notes.

* Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement, including a prospectus and the Preliminary Prospectus Supplement, with the Commission for the offering to which this communication relates.  Before you invest, you should read the prospectus and the Preliminary Prospectus Supplement in that registration statement and other documents the issuer has filed with the Commission for more complete information about the issuer and this offering.  You may obtain these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the Preliminary Prospectus Supplement (or, if available, the prospectus supplement) if you request it by contacting Deutsche Bank Securities Inc. by telephone at 1-800-503-4611; Goldman Sachs & Co. LLC by telephone at 1-866-471-2526; or J.P. Morgan Securities LLC by telephone at 1-212-834-4533.

It is expected that delivery of the Notes will be made against payment therefor on or about the closing date specified herein, which will be the third business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+3”).  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Notes on the date of pricing, by virtue of the fact that the Notes initially will settle in T+3 to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.  Purchasers of Notes who wish to trade Notes prior to their date of delivery should consult their own advisors.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.